FOR  IMMEDIATE  RELEASE


             GARDEN.COM ANNOUNCES PHASED SHUT-DOWN OF THE COMPANY'S
                    RETAIL OPERATIONS AND SALE OF ITS ASSETS

      COMPANY TO CONTINUE TO SEEK AND EVALUATE STRATEGIC ALTERNATIVES FOR ITS
            TECHNOLOGY ASSETS IN CONNECTION WITH TODAY'S ANNOUNCEMENT

AUSTIN,  Texas  -  (November  15,  2000)  -  Garden.com(TM)  (NASDAQ:  GDEN)
(www.garden.com), a leading Internet-based retailer of gardening products, information and services, today announced that it will begin a phased shut-down of the company's retail operations and the sale of its consumer business assets, including product inventory, URLs, content, photo library, its popular online gardening tools such as Landscape Planner and Plant Finder, as well as other intellectual property. In conjunction with this announcement and in an effort to maximize the value of the company's assets, Garden.com will continue to evaluate strategic alternatives for its technology assets.

Also announced today, Garden.com will conduct a phased layoff of its consumer business employee base. The company plans to phase the layoff in order to most effectively conduct a "going out of business" product inventory sale to consumers, and expects to manage the sale with the same high-quality levels of service its customers have come to expect and rely upon.

This announcement follows Garden.com's extensive and comprehensive efforts to find strategic alternatives for the company through both financial investors and strategic partnerships. As early as the Spring of 2000, the company had consulted with Robertson-Stephens to aide in an aggressive effort to evaluate its strategic alternatives, including additional funding, sale of the company and/or partnerships, to most effectively continue its consumer business. After it became apparent that there were no companies or investors interested in Garden.com as a full going concern, the company officially announced a strategic review of its alternatives, naming Robertson Stephens as its investment banker for that process. While that search included contacts with several interesting prospects, none were prepared to fund or acquire the company. Garden.com has also worked diligently over the past several months to reduce operating expenses through company restructuring efforts and refocused marketing programs, and to increase business efficiencies to extend the timeframe during which it could find and evaluate strategic alternatives.

"I deeply regret that Garden.com is unable to see through the vision we started nearly five years ago," said Cliff Sharples, president and CEO of Garden.com. "Despite every best effort by the company and its management to rebuild stockholder value and ensure a future for Garden.com's consumer business, all possible avenues have been exhausted and it is clear that the only course of action available to us is to conduct a staged shut-down of our retail operations. We believe a phased shut-down of the company's consumer business operations, as well as our continued efforts to maximize the company's technology assets, serve as the best course of action in light of our current situation."

"We believe that Garden.com was instrumental in helping to create the online gardening market and continue to believe that the Internet will be an effective retail channel in the long-term," continued Sharples. "Garden.com would like to thank our more than 1.5 million members and customers for their loyalty, their support and belief in the company. We hope everyone enjoyed their experience with us and that they continue to find new and better ways to be successful in all their gardening endeavors. In addition, we would like to thank our suppliers for their strong support of our business over the years, commitment to quality and for being valuable business partners. The overwhelming support and encouragement we received from our customers and suppliers has been instrumental in fueling our passion for this business over the past five years."

Sharples went on to say, "My co-founders and team continue to believe in the power of the Internet to fundamentally create unique and distinct value for all consumers. I am deeply saddened to see the most talented, dedicated, hard-working team I have ever had the pleasure to work with be disbanded. I believe that Garden.com has served as one of the innovators in this rapidly unfolding industry, consistently garnishing top awards and customer loyalty. It could not have been possible without every member of my team's creativity and vision, and I'd like to personally thank each and every one of them for their extraordinary efforts."

Third parties interested in purchasing company assets may contact Joel Toner either by phone at 512-532-4233 or via e-mail at joel.toner@garden.com.

ABOUT  GARDEN.COM
-----------------
Founded in December of 1995, Garden.com is a leading resource for consumers in the $47 billion home gardening market. Through its flagship website, garden.com, and a company branded catalog, Garden.com provides consumers a one-stop-shop through which they can access a wide variety of gardening information and services, purchase gardening and garden-related products, and interact with an online gardening community. The company's core online property, www.garden.com, offers gardeners an unsurpassed collection of high-quality gardening supplies and garden-inspired gifts, seasonally inspired magazine content, professional advice, and garden design software. Headquartered in Austin, Texas, Garden.com has offices in California and Iowa.

FORWARD  LOOKING  STATEMENTS
----------------------------
This document contains forward-looking statements relating to, among other things, the phased shut-down of the Company's retail business, the sale of the Company's consumer business assets, the Company's strategy to evaluate strategic alternatives for its technology assets and other matters relating to the Company's expectations and strategies regarding the future. Statements made in this document that are forward-looking are based on our current expectations and involve risks and uncertainties that could cause results to differ materially from those expressed. Such risks and uncertainties include, but are not limited to, the Company's ability to find qualified buyers for its consumer business assets, the Company's ability to find beneficial strategic alternatives for its technology assets, the Company's ability to develop, commercialize and license or sell TRELLIS or any of its other technology assets, and the Company's ability to generate sufficient cash, through the liquidation of its assets or otherwise, to satisfy its current and

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
future obligations. Garden.com may not be able to consummate the sale of its assets in time to generate meaningful value. In addition, Garden.com may not be able to negotiate the orderly wind down of its obligations to creditors. These include, without limitation, long term contractual payment and performance obligations associated with Garden.com's e-commerce platform building and facilities leases, business agreements with third parties, and agreements with vendors. As a result of these and other risks, Garden.com may not be able to generate meaningful cash, or any cash, which could be returned to its stockholders, and the timing of any distribution is uncertain at this time. Garden.com does not undertake any obligations to publicly update any forward-looking statements to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events. These and other factors and risks are set forth in the Company's filings with the Securities and Exchange Commission, including but not limited to the Company's report on Form 10-K for the year ended June 30, 2000. Copies of these filings may be obtained by contacting the Company or the SEC.


                                      -end-

Garden.com  and  Garden  Escape  are  trademarks  of  Garden.com,  Inc.


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